Exhibit 15.1

December 1, 2014

Aetna Inc.
Hartford, Connecticut

Re: Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 24, 2014, July 29, 2014, and October 28, 2014 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Hartford, Connecticut